EXHIBIT 10.2

TerraNova Capital Partners Inc.
European American Equities, Inc.
350 Madison Avenue, 8th Floor
New York, New York  10017

                                        February 4, 2008

CONFIDENTIAL

Sequiam Corporation
300 Sunport Lane
Orlando, Florida  32809

Attention:             Mr. Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer

Dear Mr. Mroczkowski:

This letter agreement (this “Agreement”) confirms the engagement of TerraNova Capital Partners Inc. and its subsidiary, European American Equities, Inc. (collectively, “TerraNova”), by Sequiam Corporation (the “Company”) as placement agent to arrange the sale of equity or equity-linked securities, including convertible debt or warrants (the “Securities”), on behalf of the Company and its successors, subsidiaries and affiliates.  The sale of Securities (a “Financing” or “Financings”) may be completed under an effective shelf registration statement, if applicable, or may occur through a series of one or more private placements pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable securities laws of states and other jurisdictions (“Blue Sky Laws”).

1.           Retention.  Subject to the terms and conditions of this Agreement, the Company hereby engages TerraNova to act on behalf of the Company and its successors, subsidiaries and affiliates as its exclusive placement agent during the Authorization Period (as defined below) to arrange the sale of Securities in an amount and on terms and conditions satisfactory to the Company, and TerraNova hereby accepts such engagement, subject to the terms and conditions hereof.

2.           Authorization Period.  The engagement of TerraNova shall become effective on the date hereof and shall expire 60 days after the date of the Company’s acceptance of this Agreement, which period shall be extended for an additional 45-day period if the Company has not notified TerraNova in writing of the termination of this Agreement, subject to Section 12 hereof, at least 10 days prior to the expiration of the initial 60-day term.  The period from the date hereof through the expiration of this Agreement is called the “Authorization Period.”  If the Company fails to reorganize as a public company and is taken private by its lender, then this agreement shall terminate.

3.           Compensation.   The Company shall pay TerraNova the compensation set forth below:

a.           Cash Fee.  The Company shall pay TerraNova a cash placement fee equal to 8% on any gross proceeds received by the Company in connection with each Financing.  The cash placement fee shall be paid by wire transfer on the closing date on which the Company receives such aggregate consideration.  TerraNova shall act as solicitation agent on behalf of the Company in connection with the exercise of any investor warrants issued in connection with the Financings and the Company shall pay TerraNova a cash fee of 8% of the aggregate consideration received by the Company in connection with the exercise of such warrants. The foregoing fees shall be reduced to 4% if such proceeds received by the Company originate through the efforts of Crestview Capital Partners, vFinance, Inc. or the Company. The foregoing fees shall also be reduced to 4% for any bridge loan money that may be advanced to the Company under this agreement.

b.           Placement Agent Warrants.  On each closing date of a Financing, the Company shall issue to TerraNova or its permitted assigns, for an aggregate consideration of $1.00, warrants (the “Warrants”) to purchase such number of shares of the common stock of the Company (or units of Equity Securities if the Financing involved the sale of units of Equity Securities) equal to 8% of the aggregate number of shares of common stock of the Company issued and issuable by the Company under and in connection with the Financings.  The number of shares of common stock (or units of Equity Securities) issuable upon exercise of the Warrants shall include all shares of common stock issuable under the Securities, including, without limitation, shares issuable upon conversion or exercise of the Securities.  The Warrants shall provide for cashless exercise (even if the purchasers of the Securities (the “Purchasers”) do not have such right).  The exercise price per share of the Warrants shall be equal to the effective price per share (or unit) paid by the Purchasers for the Securities (or in the event of a convertible security, the conversion price or exercise price per share of common stock on the closing date). The Warrants shall be exercisable after the date of issuance and shall expire seven years after the date of issuance, unless otherwise extended by the Company.    The Warrants shall not be callable or redeemable. The Warrants shall also include one demand registration right exercisable following the first anniversary of the closing, and piggyback registration rights.  The Warrants shall be transferable within TerraNova, at TerraNova’s discretion. The foregoing Placement Agent Warrants shall be reduced to 4% of the aggregate number of shares of common stock of the Company issued and issuable by the Company under and in connection with the Financings if such proceeds received by the Company originate through the efforts of Crestview Capital Partners, vFinance, Inc. or the Company. The foregoing Placement Agent Warrants shall also be reduced to 4% for any bridge loan money that may be advanced to the Company under this agreement.

c.           Tail Period. The Company shall, and shall cause its affiliates to, pay to TerraNova all compensation described in this Section 3 with respect to all Securities sold to a Purchaser or Purchasers at any time during the 18-month period following the date of expiration or termination of this Agreement (the “Tail Period”) if (i) such Purchaser or Purchasers were identified to the Company directly or indirectly by TerraNova during the Authorization Period (as evidenced by the investor log maintained by TerraNova), (ii) TerraNova advised the Company with respect to such Purchaser or Purchasers during the Authorization Period or (iii) the Company or TerraNova had discussions with such Purchaser or Purchasers during the Authorization Period (as evidenced by the investor log maintained by TerraNova).  In addition, the Tail Period shall apply to all affiliates or assigns of said Purchaser or Purchasers. The foregoing Tail Period shall not apply if such proceeds received by the Company originate through the efforts of Crestview Capital Partners, vFinance, Inc. or the Company.

4.           Reimbursements. Regardless of whether a Financing or sales of Securities are consummated, the Company shall reimburse TerraNova on a monthly basis for all of its reasonable out-of-pocket expenses, including, but not limited to, travel, legal and communication expenses incurred in connection with, or arising out of, our activities under or contemplated by this Agreement, provided that any expense in excess of $1,000 (other than our reasonable legal fees and expenses) shall require the prior approval of the Company.  Such reimbursements shall be made promptly upon submission by TerraNova of its statements therefor.

5.           Representations, Warranties and Covenants of the Company.  The Company represents and warrants to, and covenants with, TerraNova as follows:

a.           Neither the Company nor any person acting on its behalf has taken, and the Company shall not and shall not permit its affiliates to take, directly or indirectly, any action so as to cause any of the transactions contemplated by this Agreement to fail to be entitled to exemption from registration or qualification under all applicable securities laws or which constitutes general advertising or general solicitation (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           The Company shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement.  If the Company shall cause its affiliates to perform any of its obligations hereunder, the Company shall not be relieved of its obligation to perform such obligations when due.

c.           The Company will furnish, or cause to be furnished, to TerraNova such information as TerraNova believes appropriate to its engagement hereunder (all such information, the “Information”), and the Company represents that all such Information will be accurate and complete in all material respects.  The Company will promptly notify TerraNova of any change that may be material in such Information.  It is understood that TerraNova will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

d.           During the Authorization Period, the Company will not negotiate with any other placement agent or underwriter with respect to a private or public offering of the Company’s Securities.

e.           The Company will diligently and expeditiously prepare, in conjunction  with its legal counsel and accountants, the offering documents required for any Financing. The offering documents shall substantially conform in format, style and design models thereof provided to the Company by TerraNova and shall have been completely reviewed as to substance by such counsel and accountants based on substantially completed due diligence conducted by them.

f.           The Company is not, and will not become, obligated to pay and has not obligated, and will not obligate, TerraNova to pay any finder’s or brokerage fee in connection with any Financing.

g.           The Company does not know of any facts adversely affecting its earnings or prospects which have not been fully disclosed to TerraNova in writing and will promptly advise TerraNova in writing of any material change in the business, operations, assets or prospects of the Company which occurs subsequent to the date of this Agreement.

h.           All provisions of each of the agreements specifically contemplated in this Agreement will be in accordance with all applicable rules and regulations of the NASD and all applicable laws.

6.           Representations, Warranties and Covenants of TerraNova.  TerraNova represents and warrants to, and covenants with, the Company as follows:

a.           None of TerraNova, its affiliates or any person acting on behalf of TerraNova or any of such affiliates has engaged or will engage in any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           TerraNova will use its best efforts to conduct the offering and sale of Securities so that Securities are sold in a transaction or series of transactions exempt from registration under the Securities Act.

c.           TerraNova will send written materials related to a Financing only to persons that the TerraNova reasonably believes are “accredited investors” (as defined under Rule 501(a) of the Securities Act).

d.           TerraNova agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public Information furnished to TerraNova by the Company shall be held by TerraNova as confidential.

7.           Indemnification.  The Company agrees to the indemnification and other agreements set forth in the attached Indemnification Agreement, the provisions of which are incorporated herein by reference.

8.           Subsequent Offerings. If a Financing in which the Company receives aggregate gross proceeds of at least $7 million has been completed, then TerraNova shall have the right for the 12-month period commencing on the date of the closing of such Financing, to act as the managing placement agent in connection with the sale of equity or equity-linked securities through a private placement.

10.           Public Offerings.  If a Financing in which the Company receives aggregate gross proceeds of at least $7 million has been completed, then, in the event that at any time prior to the second anniversary of the closing date of such Financing, the Company shall consummate a public offering that is managed or co-managed by an investment banker introduced, directly or indirectly, to the Company by TerraNova, TerraNova will be paid a finder’s fee at the closing of such offering, equal to one percent (1%) of the gross proceeds to the Company of such offering.

11.           Advertisements.  The Company agrees that TerraNova has the right to place advertisements in financial and other newspapers, journals, and websites at its own expense describing its services to the Company hereunder.  The foregoing shall also include placement of a tombstone on the TerraNova corporate website.  Conversely, the Company agrees that it shall not use TerraNova’s name, nor the name of any of its employees, representatives or affiliates in any public manner without prior written consent from TerraNova.

12.           Survival of Certain Provisions.  The expense, indemnification, reimbursement, advertisements, and contribution obligations of the Company provided herein and in the attached Indemnification Agreement and TerraNova’s rights to compensation (which term includes all fees, amounts and Warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction described herein or (ii) any termination or the completion or expiration of this Agreement.

13.           Notices.  Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request or recognized overnight courier or personally delivered (a) if to the Company, to the address set forth above, Attention: Chief Executive Officer; and (b) if to TerraNova, to its office at 350 Madison Avenue, 8th Floor, New York, New York 10017, Attention: John F. Steinmetz.

14.           Confidentiality. No financial advice rendered by TerraNova pursuant to this Agreement may be disclosed publicly in any manner without TerraNova’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below.  If the Company is required or reasonably expects to be so required to disclose any advice, the Company shall provide TerraNova with prompt notice thereof so that TerraNova may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy.  Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose.

15.           Miscellaneous.  This Agreement (including the attached Indemnification Agreement) sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.  The parties shall make reasonable efforts to resolve any dispute concerning this Agreement, its construction or its alleged breach by face-to-face negotiations. If such negotiations fail to resolve the dispute, the dispute shall be finally decided by arbitration in accordance with the rules then in effect of the American Arbitration Association. Any arbitration will be conducted in the New York City metropolitan area.  The Company (for the Company, for anyone claiming through or in the name of the Company and on behalf of the equity holders of the Company) and TerraNova each hereby irrevocably waives any right it may have to trial by jury in respect of any claim arising out of this Agreement or the transactions contemplated hereby.

This Agreement may be assigned by either party with the prior written consent of the other party.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement.

TerraNova is delighted to accept this engagement and looks forward to working with you on this assignment.  Please confirm that the foregoing correctly sets forth our agreement by signing and returning to TerraNova the enclosed duplicate copy of this Agreement.

Very truly yours,

TerraNova Capital Partners Inc.

By:
       Name:   John F. Steinmetz
       Title:     Chief Executive Officer

European American Equities, Inc.

By:
       Name:   John F. Steinmetz
       Title:     Chief Executive Officer

ACCEPTED AND AGREED TO
this 4th day of February, 2008.

Sequiam Corporation

By:
Name:  Mark L. Mroczkowski
Title:    Executive Vice President and Chief
                Financial Officer

TO:           TerraNova Capital Partners Inc.
European American Equities, Inc.
350 Madison Avenue
New York, NY 10017

In connection with your engagement pursuant to our letter agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless TerraNova Capital Partners Inc. (“TerraNova” or “you”) and its affiliates, the respective directors, officers, partners, agents and employees of TerraNova and its affiliates, and each other person, if any, controlling TerraNova or any of its affiliates (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter agreement.  If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, in no event shall the amount to be contributed by you exceed the fees actually received by you under the Engagement.
We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you .  We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.  In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing.  If requested by TerraNova, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to TerraNova.
If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.  In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and $5,000 per person per day for every day or part thereof that we are required to be there or in preparation thereof.  Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.  Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person.  We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us.  YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.
The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement.  This agreement and any other agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,

Sequiam Corporation

By:__________________________
      Name:  Mark L. Mroczkowski
      Title:    Executive Vice President and
           Chief Financial Officer
ACCEPTED AND AGREED TO
this 4th day of February, 2008

TerraNova Capital Partners Inc.

By:
       Name:   John F. Steinmetz
       Title:     Chief Executive Officer